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                                                                     EXHIBIT 2.2


                            DEPOSIT ESCROW AGREEMENT


         THIS DEPOSIT ESCROW AGREEMENT (this "Escrow Agreement"), dated as of December 24, 1996, is made by and among COMMERCE SECURITY BANCORP, INC., a Delaware corporation ("CSBI"), ELDORADO BANCORP, a California corporation ("Eldorado"), and FIRST TRUST OF CALIFORNIA, NATIONAL ASSOCIATION, as escrow agent (the "Escrow Agent").

                                R E C I T A L S :

         A. Concurrently with the execution and delivery of this Escrow Agreement, CSBI and Eldorado have entered into an Agreement and Plan of Merger, dated as of even date herewith (the "Agreement"), pursuant to which CSBI has agreed, among other things, to acquire all of the issued and outstanding stock of Eldorado by means of a cash merger.

         B. The Agreement requires that CSBI and Eldorado enter into this Escrow Agreement with the Escrow Agent and that CSBI deposit an amount equal to $4,500,000 with the Escrow Agent for distribution hereafter on the terms and conditions set forth in this Escrow Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises, the following mutual covenants and promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

         2. Appointment of Escrow Agent; Escrow Deposit. CSBI and Eldorado hereby constitute and appoint the Escrow Agent as, and the Escrow Agent hereby agrees to assume and perform the duties of, the escrow agent under and pursuant to this Escrow Agreement. The Escrow Agent acknowledges receipt of (i) an executed copy of the Agreement, and (ii) the sum of Four Million Five Hundred Thousand and 00/100 Dollars (U.S. $4,500,000.00) (the "Escrow Deposit") from CSBI, which CSBI is depositing with Escrow Agent in accordance with Section 2.7 of the Agreement.

         3. The Escrow. The Escrow Deposit and all earnings from the investment thereof (collectively, the "Escrow Funds") shall be held by the Escrow Agent in escrow number 95424480, which is a separate escrow which shall be maintained pursuant to the terms of this Escrow Agreement (the "Escrow"). The Escrow Funds shall be distributed by Escrow Agent in accordance with the terms and subject to the conditions of this Escrow Agreement and, until distributed, the Escrow Funds shall be invested in the manner hereinafter set forth in Section 4 hereof. Neither the Escrow nor the Escrow Funds therein shall be subject to lien, attachment, charge or encumbrance by any creditor of any party hereto and shall be used solely for the purposes set forth in this Escrow Agreement.
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         4.       Investment of the Escrow Funds; Taxes.

                  (a) Investment of Escrow Funds. The Escrow Agent shall invest and reinvest all cash funds held from time to time as part of the Escrow Funds in ninety (90) day interest-bearing United States Treasury Securities ("U.S. Treasuries") and, on maturity thereof, shall be reinvested in U.S. Treasuries.

                  (b) Earnings; Taxes. All earnings on the Escrow Funds shall belong to the party to whom the Escrow Deposit is distributed pursuant to the Agreement. Taxes in respect of such earnings shall be the obligation of and shall be paid when due by such party, which shall indemnify and hold the other party and Escrow Agent harmless from and against such taxes.

         5.       Disbursement of Escrow Funds; Procedures.

                  (a) Disbursement of Escrow Funds. The Escrow Agent will hold the Escrow Funds in its possession until authorized hereunder to deliver such Escrow Funds as follows:

                           (i) At the Closing, upon receipt of joint
instructions from CSBI and Eldorado to the effect that all conditions to closing have been satisfied or waived, an amount equal to the Escrow Funds shall be disbursed to the Exchange Agent and credited to the Merger Consideration payable by CSBI under the Agreement.

                           (ii) If CSBI is entitled to the Escrow Deposit
pursuant to Section 2.7 of the Agreement, CSBI shall deliver a notice (the "CSBI Termination Notice") which shall specify in reasonable detail the event or circumstances giving rise to the termination of the Agreement and include CSBI's demand for the Escrow Agent to disburse the remaining Escrow Funds to CSBI. Upon receipt thereof, Escrow Agent shall promptly deliver a copy of the CSBI Termination Notice to Eldorado. If Eldorado disputes CSBI's demand for the remaining Escrow Funds, it shall so notify Escrow Agent in writing (with a copy to CSBI) within 10 calendar days after the giving of such notice ("Notice Period"). If Eldorado fails to deliver such written notice to Escrow Agent within the Notice Period, Escrow Agent shall presume conclusively that Eldorado has no objection to the disbursement of the remaining Escrow Funds to CSBI and Escrow Agent shall promptly disburse the remaining Escrow Funds to CSBI.

                           (iii) If Eldorado is entitled to the Escrow Deposit
pursuant to Section 2.7 of the Agreement, Eldorado shall deliver a notice (the "Eldorado Termination Notice") which shall specify in reasonable detail the event or circumstances giving rise to the termination of the Agreement and include Eldorado's demand for the Escrow Agent to disburse the Escrow Funds to Eldorado. Upon receipt thereof, Escrow Agent shall promptly deliver a copy of the Eldorado Termination Notice to CSBI. If CSBI disputes Eldorado's demand for the remaining Escrow Funds, it shall so notify Escrow Agent in writing (with a copy to Eldorado) within the Notice Period. If CSBI fails to deliver such written notice to Escrow Agent within the Notice Period, Escrow Agent shall presume conclusively that CSBI has no objection to the disbursement of the remaining Escrow Funds to Eldorado and Escrow Agent shall promptly disburse the remaining Escrow Funds to Eldorado.

                           (iv) If, within either Notice Period under
subparagraphs (ii) or (iii) above, Escrow Agent shall receive notice from Eldorado or CSBI, as applicable, that there is a dispute with


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respect to any demand for disbursement of the Escrow Funds, then the Escrow
Agent shall not disburse any portion of the Escrow Funds to either party pending resolution under either clause (A) or clause (B) below, and the Escrow Agent, Eldorado and CSBI shall proceed as follows:

                                    (A) Either CSBI or Eldorado may bring an
action to resolve the dispute in any court of competent jurisdiction in Orange County, California. Upon receipt by the Escrow Agent of a court order or judgment by a court of competent jurisdiction resolving the dispute, together with evidence satisfactory to the Escrow Agent that such order or judgment has become a final order from which no appeal has been or can be had (a "Final Judgment"), the Escrow Agent shall promptly disburse the Escrow Funds in accordance with the Final Judgment.

                                    (B) If CSBI and Eldorado agree to a
resolution of any such dispute before a Final Judgment relating thereto shall occur, they shall by joint notice direct the Escrow Agent to make disbursements from the Escrow Fund as they may agree. Upon receipt of such notice the Escrow Agent shall promptly deliver such portion(s) of the Escrow Fund in accordance with such joint instructions, and the dispute shall be deemed to have been resolved.

                  (b) Disbursement Procedures. All disbursements of Escrow Funds hereunder shall be made by wire transfer of immediately available funds to a bank account designated by CSBI or Eldorado, as the case may be, in any written notice delivered to Escrow Agent, unless Escrow Agent receives different disbursement instructions in writing from CSBI or Eldorado specifically revoking or amending any prior disbursement instructions given to the Escrow Agent by such party. Escrow Agent shall promptly notify CSBI and Eldorado of all disbursements pursuant to this Escrow Agreement, and the amount thereof.

                  (c) Agreement. CSBI and Eldorado acknowledge and agree that all Escrow Funds distributed to Eldorado pursuant hereto shall be subject to the terms and provisions of the Agreement.

         6. Liquidation of the Escrow Fund. Whenever the Escrow Agent shall be required to make the payment from the Escrow Fund, the Escrow Agent shall pay such amounts by liquidating the investment then constituting the Escrow Fund or such portion thereof as the Escrow Agent deems appropriate in its absolute discretion.

         7. Duties and Obligations of the Escrow Agent. The duties and obligations of the Escrow Agent shall be limited to and determined solely by the provisions of this Escrow Agreement and the certificates delivered in accordance herewith, and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in respect of any other agreement or document. In furtherance and not in limitation of the foregoing:

                           (i) the Escrow Agent makes no representation as to
                  the validity, value, genuineness or collectibility of any security, document or instrument held by or delivered to it and reasonably believed by the Escrow Agent to be valid and genuine, and shall not be liable for any loss of interest sustained as a result of investments made hereunder in accordance with the terms hereof, including any liquidation of any investment of the Escrow Funds prior to its maturity effected in order to make a payment required by the terms of this Escrow Agreement;


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                           (ii) the Escrow Agent shall be fully protected in
                  relying in good faith upon any written certificate, notice, direction, request, waiver, consent, receipt or other document that the Escrow Agent reasonably believes to be genuine and duly authorized, executed and delivered;

                           (iii) the Escrow Agent shall not be liable for any
                  error of judgment, or for any act done or omitted by it, or for any mistake in fact or law, or for anything that it may do or refrain from doing connection herewith; provided, however, that notwithstanding any other provision in this Escrow Agreement, the Escrow Agent shall be liable for its willful misconduct or gross negligence or breach by Escrow Agent of this Escrow Agreement unless the breach was unintentional and the result of other than willful misconduct or gross negligence; provided further, that CSBI and Eldorado shall, jointly and severally, exonerate and indemnify the Escrow Agent against all claims, suits, obligations, liabilities and damages, including attorney's fees, based upon, arising out of or resulting from the performance or non-performance by the Escrow Agent of its obligations hereunder, unless such performance or non-performance constitutes willful misconduct or gross negligence;

                           (iv) the Escrow Agent may seek the advice of legal
                  counsel selected with reasonable care in the event of any dispute or question as to the construction of any of the provisions of this Escrow Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel;

                           (v) if a controversy arises between one or more of
                  the parties hereto, or between any of the parties hereto and any person not a party hereto, as to whether or not or to whom the Escrow Agent shall deliver any of the Escrow Funds or as to any other matter arising out of or relating to the Escrow Funds or this Escrow Agreement, the Escrow Agent shall not determine the same and shall not make any delivery of the Escrow Funds or any portion thereof but shall retain the Escrow Funds until the rights of the parties to the dispute shall have been finally determined by written agreement among the parties in the dispute or by a Final Order. The Escrow Agent shall deliver the Escrow Funds no later than the second business day after the Escrow Agent has received written notice of any such agreement or Final Order (accompanied by an affidavit that the time for appeal has expired without an appeal having been made) in accordance with the instructions set forth in such agreement or Final Order. The Escrow Agent shall be entitled to assume that no such controversy has arisen unless it has received a written notice that such a controversy has arisen which refers specifically to this Escrow Agreement and identifies by name and address the adverse claimants in the controversy. If a controversy of the type referred to in this subparagraph arises, the Escrow Agent may, in its sole discretion (but shall not be obligated to), commence interpleader or similar actions or proceedings for determination of the controversy;

                           (vi) in the event that the Escrow Agent shall in any
                  instance, after seeking the advice of legal counsel pursuant to the immediately preceding clause, in good faith be uncertain as to its duties or rights hereunder, Escrow Agent shall notify CSBI and Eldorado thereof in writing and after giving such notice it shall be entitled to


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                  refrain from taking any action hereunder with respect to the matter as to which there is any such uncertainty, and in such event it shall keep safely all funds and investments held in the Escrow until it shall be directed otherwise in a writing signed by CSBI and Eldorado or by a final, nonappealable order of a court of competent jurisdiction; provided, however, in the event that the Escrow Agent has not received such written direction or court order within one hundred eighty (180) calendar days after requesting the same, it shall have the right to interplead CSBI and Eldorado in any court of competent jurisdiction and request that such court determine its rights and duties hereunder;

                           (vii) the Escrow Agent may execute any of its power
                  or responsibilities hereunder and exercise any rights hereunder either directly or by or through agents or attorneys selected with reasonable care; nothing in this Escrow Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as fiduciary or otherwise in any jurisdiction other than the State of California; and the Escrow Agent shall not be responsible for and shall not be under a duty to examine into or pass upon the validity, binding effect, execution or sufficiency of this Escrow Agreement or of any agreement amendatory or supplemental hereto; and

                           (viii) the Escrow Agent shall not be responsible in
                  any manner whatsoever for any failure or inability of any other party to honor any of the provisions of this Escrow Agreement, the Agreement or any other agreement.

         8. Cooperation and Additional Escrow Instructions. CSBI and Eldorado shall provide to the Escrow Agent all instruments and documents within their respective powers to provide that are necessary for the Escrow Agent to perform its duties and responsibilities hereunder.

         9. Fees and Expenses. The fees of Escrow Agent for its services hereunder shall be as set forth on Exhibit A; Escrow Agent shall also be entitled to reimbursement for its out-of-pocket expenses reasonably incurred in connection with the Escrow, including, without limitation, reasonable attorneys' fees (all such fees and expenses collectively, the "Escrow Fees"). All of the Escrow Fees of the Escrow Agent for its services hereunder as and when billed by the Escrow Agent shall be paid from the earnings on the Escrow Funds, and Escrow Agent is hereby authorized to withdraw from the Escrow Account such Escrow Fees as and when due, and to withhold the same from any final distributions such remaining Escrow Fees. If the Escrow Fees exceed the earnings on the Escrow Deposit, CSBI shall be responsible therefor and shall pay such excess promptly upon notification from the Escrow Agent.

         10. Resignation and Removal of the Escrow Agent.

                  (a) The Escrow Agent may resign effective thirty (30) calendar days following the giving of prior written notice thereof to CSBI and Eldorado. In addition, the Escrow Agent may be removed and replaced on a date designated in a written instrument signed by CSBI and Eldorado and delivered to the Escrow Agent. Notwithstanding the foregoing, no such resignation or removal shall be effective until a successor escrow agent has acknowledge its appointment as such as provided in paragraph (c) below. In either event, upon the effective date of such resignation or removal, the Escrow Agent shall deliver the property comprising the Escrow to such successor escrow agent,


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together with such records maintained by the Escrow Agent in connection with its duties hereunder and other information with respect to the Escrow as such successor may reasonably request.

                  (b) If a successor escrow agent shall not have acknowledged its appointment as such as provided in paragraph (c) below, in the case of a resignation, prior to the expiration of thirty (30) calendar days following the date of a notice of resignation or, in the case of a removal, on the date designated for the Escrow Agent's removal, as the case may be, because CSBI and Eldorado are unable to agree on a successor escrow agent, or for any other reason, the Escrow Agent may select a successor escrow agent and any such resulting appointment shall be binding upon all of the parties to this Escrow Agreement.

                  (c) Upon written acknowledgment by a successor escrow agent appointed in accordance with the foregoing provisions of this Section 10 of its agreement to serve as escrow agent hereunder and the receipt of the property then comprising the Escrow Account, the Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Escrow Agreement, subject to the provisions contained in paragraph (iii) of Section 7, and such successor escrow agent shall for all purposes hereof thereafter be the Escrow Agent.

         11. Termination. This Escrow Agreement shall automatically terminate at such date as all Escrow Funds have been disbursed in accordance with the terms hereof either to CSBI or Eldorado.

         12. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given if delivered personally or by facsimile transmission or mailed, certified mail, return receipt requested, postage prepaid, to the parties at the following addresses or facsimile numbers:

         If to CSBI:          Commerce Security Bancorp, Inc.
                              7777 Center Drive
                              Huntington Beach, California 92647
                              Attention: Robert P. Keller, President and CEO
                              Facsimile No.: (714) 891-8884

         with a copy to:      Nutter, McClennen & Fish, LLP
                              One International Place
                              Boston, Massachusetts 02110-2699
                              Attention: Michael K. Krebs, Esq.
                                         Hugh A. O'Reilly, Esq.
                              Facsimile No.: (617) 973-9748

         If to Eldorado:      Eldorado Bancorp
                              19100 Von Karman Avenue
                              Irvine, California 92612
                              Attention:  J.B. Crowell, President and Chief
                                                          Executive Officer
                              Facsimile No.:  (714) 798-1123


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         with a copy to:                Stradling, Yocca, Carlson & Rauth
                                        660 Newport Center Drive, Suite 1600
                                        Newport Beach, California  92660
                                        Attention: C. Craig Carlson, Esq.
                                        Facsimile No.:  (714) 725-4100

         If to the Escrow Agent, to:    First Trust of California
                                        550 S. Hope Street, 5th Floor
                                        Los Angeles, California 90071
                                        Attention:  Brad E. Scarbrough,
                                                      Assistant Vice President
                                        Facsimile No.:  (213) 533-8736

         All such notices, requests and other communications will (i) if delivered personally to an addressee as provided in this Section 12, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 12, be deemed given upon receipt to the addressee thereof, and (iii) if delivered by mail in the manner described above to an addressee as provided in this Section 12, be deemed given upon receipt thereof or three business days after being deposited in the mail (whichever is earlier), in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 12. Any party from time to time may change its address, facsimile number or other information specifying such change in writing to the other parties thereto.

         13. Amendments, etc. This Escrow Agreement may be amended or modified, and any of the terms hereof may be waived, only by a written instrument duly executed by or on behalf of CSBI and Eldorado and, with respect to any amendment that would adversely affect the Escrow Agent, the Escrow Agent. Any such amendment or modification shall be provided to the Escrow Agent promptly after execution thereof. No waiver by any party of any term or condition contained in this Escrow Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Escrow Agreement on any future occasion.

         14. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to a contract executed and performed in the State of California without giving effect to the conflicts of laws principles thereof.

         15. Attorneys' Fees. If legal action is instituted on this Escrow Agreement, or the subject matter hereof, the prevailing party shall be entitled to recover all costs of suit, including reasonable attorneys' fees.

         16. Business Day. For all purposes of this Escrow Agreement, the term "business day" shall mean a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

         17. Miscellaneous. This Escrow Agreement is binding upon and will inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Escrow Agreement and the applicable provisions of the Agreement represent the entire agreement of the parties with respect to the subject matter hereof, and supersedes all negotiations and prior agreements of the parties or any of them with respect thereto. The headings used in this Escrow Agreement have been


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inserted for convenience of reference only and do not define or limit the provisions hereof. This Escrow Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written.


                                   COMMERCE SECURITY BANCORP, INC., a Delaware corporation


                                   By:  /s/ Robert Keller
                                       ----------------------------------------
                                   Its: President and Chief Executive Officer
                                       ----------------------------------------


                                   ELDORADO BANCORP,
                                   a California corporation


                                   By:  /s/ J.B. Crowell
                                       ----------------------------------------
                                   Its: President and Chief Executive Officer
                                       ----------------------------------------


AGREED AND ACCEPTED
THIS 23RD DAY OF DECEMBER, 1996

FIRST TRUST OF CALIFORNIA, NATIONAL ASSOCIATION


By: /s/ Brad Scarbrough
   ---------------------------

Its: Assistant Vice President
   ---------------------------


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                                    EXHIBIT A

                                ESCROW AGENT FEES